Calculation of Filing Fee Tables

Form S-1

Material Resource Acquisition Corp.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Other	Units, each consisting of one Class A ordinary share and one-third of one redeemable warrant(1)	457(a)	23,000,000	10.00	230,000,000	0.0001381	31,763
Equity	Class A ordinary shares, $0.0001 par value, included as part of the Units(2)	457(g)	23,000,000				-
Equity	Redeemable warrants included as part of the Units(3)	457(g)	7,666,667				-
Equity	Class A ordinary shares underlying the warrants(4)	457(g)	7,666,667	11.50	88,166,670.50	0.0001381	12,175.82
Total Offering Amounts					318,166,670.50		43,938.82
Total Fees Previously Paid							Fees Previously Paid
Total Fee Offsets							-
Net Fee Due							43,938.82

(1) Includes 3,000,000 units that may be issued upon exercise of the underwriters' over-allotment option. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended. (2) No separate registration fee is required pursuant to Rule 457(i) for the Class A ordinary shares included in the Units. (3) No separate registration fee is required pursuant to Rule 457(g) for the warrants included in the Units.

(4) Represents the Class A ordinary shares issuable upon exercise of the warrants included in the Units. The registration fee has been calculated in accordance with Rule 457(a) based on the $11.50 per share exercise price of the warrants. Pursuant to Rule 416, this registration statement also covers an indeterminate number of additional securities issuable as a result of share splits, share dividends or similar transactions.